EXPENSE CAP/REIMBURSEMENT AGREEMENT

                  This Agreement is entered into as of November 29, 2000 between Kirr, Marbach & Company, LLC (the "Adviser") and Kirr, Marbach Partners Funds, Inc. (the "Company") on behalf of the Kirr, Marbach Partners Value Fund (the "Fund").

                  WHEREAS, the Adviser desires to contractually agree to waive a portion of its advisory fee or reimburse certain of the Fund's operating expenses to ensure that the Fund's total operating expenses do not exceed the level described below.

                  NOW, THEREFORE, the parties agree as follows:

                  The Adviser agrees that until February 28, 2002, it will reduce its compensation as provided for in the Investment Advisory Agreement between the Company and the Adviser dated December 31, 1998, and/or assume expenses for the Fund to the extent necessary to ensure that the Fund's total operating expenses (on an annual basis) do not exceed 1.50% of the Fund's average daily net assets.

                  The Adviser shall be entitled to recoup such amounts for a period of up to three (3) years following the fiscal year in which the Adviser reduced its compensation and/or assumed expenses for the Fund, provided that the total operating expenses including this recoupment do not exceed the established cap on expenses for that year.

                                                  KIRR, MARBACH & COMPANY, LLC



                                                  By:  /S/ MICKEY KIM
                                                      ------------------------
                                                           Mickey Kim

                                                  Its:     MEMBER

                                              KIRR, MARBACH PARTNERS FUNDS, INC.


                                                   By:  /S/MARK D. FOSTER
                                                        ------------------------
                                                       Mark D. Foster, President